Exhibit 99.1

Contacts:

Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Stapleton Communications
(650) 470-0200

AXT, Inc. Announces Continuation of Common Stock Repurchase Program

Fremont, California: July 27, 2005 – AXT, Inc. (Nasdaq—AXTI) announced today that it will continue its stock repurchase program in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 to provide for the repurchase of up to $2 million of the Company’s common stock or until July 31, 2006, whichever is earlier.  Repurchases will be made from time to time in the open market during the twelve-month period ending July 31, 2006 at prevailing market prices.  As of June 30, 2005, the Company had 23.1 million shares of common stock outstanding and approximately 158,000 shares of common stock had been repurchased since July 2004.  Repurchases will be made under the program using the Company’s own cash resources.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

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